Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders
Songzai International Holding Group Inc

We have audited the combined balance sheet of Heilongjiang Xingan Group Hongyuan Coal Mine Co., Ltd And Heilongjiang Xingan Group Shengyu Mining Co., Ltd. (the “Company”) as of December 31, 2007 and, and the related combined statements of income and other comprehensive income, shareholders equity and cash flows for the years ended December 31, 2007 and 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2007, and the combined results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with U.S. generally accepted accounting principles.

Goldman Parks Kurland Mohidin
Encino, California
March 6, 2008

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2007

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$9,327,227
Accounts receivable	3,509,445
Prepaid mining right	405,780
Inventory	502,984
Advance to related party	753,982

Total current assets	14,499,418

PROPERTY AND EQUIPMENT, net	7,671,122

NONCURRENT ASSETS
Prepaid mining right	9,097,484
Asset retirement cost, net	2,901,600

Total noncurrent assets	11,999,084

TOTAL ASSETS	$34,169,624

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued liabilities and other payables	$225,348
Tax payable	7,253,019

Total current liabilities	7,478,367

NONCURRENT LIABILITIES
Asset retirement obligation	3,577,759
Deferred tax liability	744,956

Total noncurrent liabilities	4,322,715

Total liabilities	11,801,082

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' EQUITY
Paid in capital	1,329,062
Statutory reserve	2,943,658
Accumulated other comprehensive income	1,405,103
Retained earnings	16,690,719

Total stockholders' equity	22,368,542

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,169,624

The accompanying notes are an integral part of these combined financial statements.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
COMBINED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED
	DECEMBER 31
	2007	2006

Net sales	$34,580,611	$21,316,745

Cost of goods sold	(12,964,485)	(9,455,308)

Gross profit	21,616,126	11,861,437

Operating expenses
Selling expenses	(750,026)	(331,105)
General and administrative expenses	(639,865)	(527,503)

Total operating expenses	(1,389,891)	(858,608)

Income from operations	20,226,235	11,002,829

Non-operating income (expenses)
Interest income	2,118	2,273
Interest expense	(134,511)	(123,298)
Financial expense	(203)	(544)

Total non-operating expenses	(132,596)	(121,569)

Income before income tax	20,093,639	10,881,260

Income tax	(6,631,364)	(3,590,816)

Net income	13,462,275	7,290,444

Other comprehensive item
Foreign currency translation gain	1,118,284	237,757

Comprehensive Income	$14,580,559	$7,528,201

The accompanying notes are an integral part of these combined financial statements.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
COMBINED STATEMENTS OF CASH FLOWS

	FOR THE YEARS ENDED
	DECEMBER 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,462,275	$7,290,444
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	631,691	555,247
Accretion of interest	134,512	123,298
Increase in deferred tax liability	361,919	336,349
(Increase) decrease in current assets:
Accounts receivable	1,021,985	(3,820,392)
Other receivable	79,320	(51,742)
Inventory	(453,946)	1,675,857
Prepaid mining rights	(6,242,120)	(2,158,022)
Increase (decrease) in current liabilities:
Accounts payable	(90,477)	(105,319)
Unearned revenue	(268,524)	256,180
Accrued liabilities and other payables	(365,433)	169,090
Tax payable	2,748,056	3,340,290

Net cash provided by operating activities	11,019,258	7,611,280

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(6,190,079)	(192,793)

Net cash used in investing activities	(6,190,079)	(192,793)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment from / (Loan to) shareholder	2,629,572	(2,508,686)
Advances to shareholder	(1,774,961)	(1,505,212)
Dividend paid	(2,159,719)	-

Net cash used in financing activities	(1,305,108)	(4,013,898)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	519,392	132,920

NET INCREASE IN CASH & CASH EQUIVALENTS	3,524,071	3,404,589

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	5,283,764	1,746,255

CASH & CASH EQUIVALENTS, END OF YEAR	$9,327,227	$5,283,764

Supplemental Cash flow data:
Income tax paid	$3,546,181	$538,830
Interest paid	$-	$-

The accompanying notes are an integral part of these combined financial statements.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31,2007 AND 2006

	Common stock
	Shares	Amount	Paid in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total

Balance at December 31, 2005	-	-	$1,329,062	$98,650	$49,062	$887,850	$2,364,624

Net income for the year	-	-	-	-	-	7,290,444	7,290,444

Transfer to statutory reserves	-	-	-	1,748,283	-	-1,748,283	-

Dividend declared	-	-	-	-	-	-2,104,842	-2,104,842

Foreign currency translation gain	-	-	-	-	237,757	-	237,757

Balance at December 31, 2006	-	$-	$1,329,062	$1,846,933	$286,819	$4,325,169	$7,787,983

Net income for the year	-	-	-	-	-	13,462,275	13,462,275

Transfer to statutory reserves	-	-	-	1,096,725	-	-1,096,725	-

Foreign currency translation gain	-	-	-	-	1,118,284	-	1,118,284

Balance at December 31, 2007	-	$-	$1,329,062	$2,943,658	$1,405,103	$16,690,719	$22,368,542

The accompanying notes are an integral part of these combined financial statements.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Heilongjiang Xingan Group Hongyuan Coal Mine Co., Ltd. (“Hongyuan”) was incorporated in Heilongjiang Province, People’s Republic of China (“PRC”) on August 18, 2003, and formerly known as Daxinganling Mohe County Hongyuan Coal Mine Co., Ltd. (“Mohe Hongyuan”).  Hongyuan is engaged in production of coal from an underground mine for sale to the utility and industrial market.  Hongyuan’s mine is located in Mohe County, the most northern part of China.

Heilongjiang Xingan Group Shengyu Mining Co., Ltd. (“Shengyu”) was incorporated in Heilongjiang Province, People’s Republic of China on August 18, 2003, and formerly known as Daxinganling Mohe County Shengyu Mining Co., Ltd. (“Mohe Shengyu”).  Shengyu is engaged in production of coal from an underground mine for sale to the utility and industrial market.  Shengyu’s mine is located in Mohe County, the most northern part of China.

Coal mines for Hongyuan and Shengyu (jointly “the Company”) are geologically joined.  Hongyuan and Shengyu are commonly owned by same shareholders. The Group acquired Hongyuan on August 19, 2005 and Shengyu on May 8, 2005. Prior to the acquisitions, the mines were not in operation from January 1, 2005 to their respective acquisition dates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principle of Consolidation

The accompanying combined financial statements include the accounts of Hongyuan and Shengyu. All intercompany balances and transactions are eliminated in combination.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Based on historical collection activity, no allowance was deemed necessary at December 31, 2007.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories are valued at the lower of cost or market with cost determined on a weighted average basis. Coal inventory costs comprise direct material, direct labor and operating overhead.

Prepaid Mining Right

Prepaid mining right is the amount paid to acquire the right to mine the coal reserves.  Prepaid mining right is expensed based on actual production volume during the year. See additional discussion in Note 6, “Prepaid Mining Right.”

Asset Retirement Cost and Obligation

The Company uses Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This Statement generally requires the Company’s legal obligations associated with the retirement of long-lived assets are recognized at fair value at the time the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using discounted cash flow techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is recorded on a straight line basis over the useful lives of the reserves.  See additional discussion in Note 7, “Asset Retirement Cost and Obligations.”

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation.  Expenditures which extend the useful lives of existing property and equipment or increase the productivity of the asset are capitalized. The cost of maintenance and repairs that do not extend the useful life or increase the productivity of the asset are expensed as incurred. Property and equipment are depreciated principally on the straight-line method over the estimated useful lives of the assets, which generally range from 5 to 20 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  Based on its review, the Company believes that, as of December 31, 2007, there were no significant impairments of its long-lived assets.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104.  Coal sales revenues include sales to customers of coal produced at Company operations and coal purchased from other coal mining companies. Sales revenue is recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery; no other significant obligations of the Company exist and collectibility is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Sales revenue represents the invoiced value of coal, net of value-added tax (“VAT”).  All of the Company’s coal that is sold in the PRC is subject to Chinese value-added tax of 13% of the gross sales price.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  The Company recorded VAT payable and VAT receivable net of payments in the financial statements.  The VAT tax return is filed offsetting the payables against the receivables.

VAT payable on sales and VAT on purchases was $4,495,479 and $108,766 for the year ended December 31, 2007, and $2,771,177 and $0 for the year ended December 31, 2006, respectively.  Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Cost of Goods Sold

Cost of goods sold consists primarily of direct material, transportation cost from mine pithead to storage yard and railway station, depletion of mining preparation plant and loadouts and related expenses, which are directly attributable to the production of coals.  Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Resource Compensation Fees

In accordance with the relevant regulations, the Company is required to pay resource compensation fees to the Mohe County Land Resource Bureau at 1% of total sales.  The Company expenses such costs when incurred.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The operations of the Company are located in the PRC.  Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company's operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Basic and Diluted Net Income per Share

Hongyuan and Shengyu are limited companies formed under the laws of the PRC. Like limited liability companies (LLC) in the United States, limited liability companies in the PRC do not issue shares to the owners. The owners however, are called shareholders. Ownership interest is determined in proportion to capital contributed.  Accordingly, earnings per share data is not presented.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments.  The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar.  Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk.  The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

The Company uses SFAS No. 130 “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the year ended December 31, 2007and 2006 included net income and foreign currency translation adjustments.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Hongyuan and Shengyu's financial statements as substantially all of their operations are conducted in one industry segment - coal mining.

New Accounting Pronouncements

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position.  effective for fiscal years ending after December 15, 2006. The Company believes that the adoption of SFAS 158 will not have a significant impact on its financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.”  The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.
The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The Company believes that the adoption of SFAS 159 will not have a significant impact on its financial statements.

Considering the Effects of Prior Year Misstatements in Current Year Financial Statements

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;

•	Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

•
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we will continue to record and disclose business combinations following existing GAAP until

January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS 141R discussed above, earlier adoption is prohibited. We have not completed our evaluation of the potential impact, if any, of the adoption of SFAS 160 on our consolidated financial position, results of operations and cash flows.

3. INVENTORY

Inventory at December 31, 2007 consisted of coal.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2007:

Building	$1,925,671
Mining structure	3,440,002
Production equipment	2,492,049
Vehicle	14,394
7,872,116
Less: Accumulated depreciation	(200,994)
$7,671,122

Depreciation expense for the years ended December 31, 2007 and 2006 was $100,095 and $57,215, respectively.

5. RELATED PARTY TRANSACTIONS

Advance to related party

Advance to related party represents advances to its principal shareholder in year 2007. The advances are payable on demand and are non- interest bearing.

Lease from shareholder

The Company leases its offices and certain office equipments under long-term lease agreements from its principal shareholder. The operating lease agreements provide that the Company pays certain operating expenses applicable to the leased premises. Rental expense to the principal shareholder for the years ended December 31, 2007 and 2006 were $19,722 and $18,815, respectively.

6. PREPAID MINING RIGHT

Prepaid mining right represents amount the Company paid for its coal reserves.  The price was RMB 4 per ton during year 2005, RMB 6 per ton during 2006 and 2007, and will vary each year depending on the decision of the local Mining Bureau’s from which the Company acquired the rights. The Company is generally required to pay the full amount of mining right within five years unless specific good cause exists for extension.

The Company’s prepaid mining right consisted of the following at December 31, 2007:

		In Tons
Prepaid mining right	$10,439,273	13,647,520
Less: Expensed portion	(936,009)	(1,706,952)
	$9,503,264	11,940,568
Current	$405,780
Noncurrent	$9,097,484

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

The total coal reserves the Company may extract under the mining right are 19,781,800 tons.  At December 31, 2007, The Company is committed to pay for 6,134,280 tons of coal at RMB 6 ($0.769) per ton for the total amount of $4,717,261.  The contract has been accounted for similar to a royalty agreement as neither the payment terms nor the price per ton is fixed. The Company expenses the tons of coal extracted multiplied by the price per ton during the period, charging the amount to cost of good sold with a corresponding credit to prepaid mining rights.

7. ASSET RETIREMENT COST AND OBLIGATION

The Company had applied to Daxinganling District Environment Protection Bureau for asset retirement obligation and is obligated to account for land subsidence, restoration, rehabilitation and environmental protection for RMB 1 per ton for total reserves at the end of the useful lives of the mines.  These activities include reclaiming the pit, sealing portals at underground mines, reclaiming and vegetating refuse areas.

The Company accounts for its asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations”. The Company reviews its asset retirement obligation at least annually and makes necessary adjustments for permitted changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

The following tables describe the changes to the Company’s asset retirement cost and obligation:

Asset Retirement Cost at December 31, 2007:

Asset retirement cost	$3,269,409
Less: Accumulated amortization	(367,808)
$2,901,600

Amortization expense for asset retirement cost for the years ended December 31, 2007 and 2006 was $156,782 and $149,574, respectively.

Asset Retirement Obligation activity for the years ended December 31 was:

	2007	2006
Balance at January 1	$3,213,087	2,985,340
Accretion expense	134,512	123,298
Foreign currency translation gain	230,160	104,449
Balance at December 31	$3,577,759	3,213,087

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

8. TAX PAYABLE

Tax payable consisted of the following at December 31, 2007:

Income tax payable	$6,353,145
Value added tax payable	773,168
Resource tax payable	65,511
Urban maintenance and construction tax payable	61,195
$7,253,019

9. INCOME TAXES

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 33% on income reported in the statutory financial statements after appropriated tax adjustments.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the year ended December 31, 2007 and 2006:

	2007	2006
US statutory rates	34%	34%
Tax rate difference	(1%)	(1%)
Tax per financial statements	33%	33%

10. DEFFERED TAX LIABILITY

Deferred tax liability arises from tax deductible reserve for safety and maintenance expenses to be incurred in the future. The reserve is calculated by management’s best estimates within the unit price range provided by Ministry of Finance of PRC, currently RMB 8.7 per for safety expense and RMB 3 per ton for maintenance for the quantity of coal produced. For financial reporting purposes, this reserve has been recorded as an appropriation of retained earnings as defined under US generally accepted accounting principles, a liability for safety and maintenance expenses does not exist at the balance sheet date.

11. MAJOR CUSTOMERS AND VENDORS

Three major customers accounted for 98.5% and 86% of the Company’s net revenue for year 2007 and 2006, respectively.  For year 2007, each customer accounted for about 49.3%, 25.3%, and 23.9% of the sales.  For year 2006, each customer accounted for about 32%, 31%, and 23% of the sales.  At December 31, 2007, the total receivable balance due from these three customers was $3,509,445.

There were no major vendors for the Company for the year 2007 and 2006.

12. STATUTORY RESERVES

Pursuant to the new corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

Surplus reserve fund

The Company is now only required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.  At December 31, 2007, the Company had $827,694 in this reserve, of which $342,206 was mandatory surplus reserve and reached 50% of the Company’s registered capital, $485,488 was optional surplus reserve which exceeded 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income to this fund.  The Company did not make any contribution to this fund for the year ended December 31, 2007.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Non-Surplus reserve fund (Safety and Maintenance)

According to ruling No. 119 (2004) issued on May 21, 2004, amended ruling No. 168 (2005) on April 8, 2005 by Ministry of Finance of PRC regarding “Accrual and Utilization of Coal Production Safety Expense” and “Criterion on Coal Mine Maintenance and Improvement”, the Company are required to accrue safety and maintenance expense monthly to cost of production, the amount of accrual are determined by management’s best estimates within the unit price range provided by Ministry of Finance of PRC, currently RMB 8.7 per for safety expense and RMB 3 per ton for maintenance for the quantity of coal actual produced by the Company.  For financial reporting purposes, this reserve has been recorded as an appropriation of retained earnings as defined under US generally accepted accounting principles, a liability for safety and maintenance expenses does not exist at the balance sheet date. For the year ended December 31, 2007 and 2006, the Company recorded $1,096,726 and $1,019,238 as reserve for safety and maintenance, respectively.

The following table reconciles the statutory reserves at December 31, 2007:

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

Statutory surplus reserve	$1,415,537
Safety and Maintenance reserve	1,528,121

Total statutory reserves	$2,943,658

13. SHAREHOLDERS’ EQUITY

Hongyuan was formed on August 18, 2003 by shareholders’ investing of cash of $60,411.
In May of 2005, the shareholders have injected additional $604,120 cash. At December 31, 2006, Hongyuan has paid in capital of $664,531.

Shengyu was formed on August 18, 2003 with paid in capital of $664,531.  As of December 31, 2006, the Company had combined paid in capital of $1,329,062.

14. CONTINGENCIES AND COMMITMENTS

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’ s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

The Company is required to pay the full amount of total reserves (mining right) within five years from the date the reserves is approved by Heilongjiang Province National Land Resource Office unless.  The Company’s operation may be suspended if they are not able to pay off total mining right within five years.

The Company leases its offices and certain office equipments under long-term lease agreements expiring at July 30, 2015. The operating lease agreements provide that the Company pays certain operating expenses applicable to the leased premises. Rental expense for the years ended December 31, 2007 and 2006 were $19,722 and $18,815, respectively.

The future minimum annual lease payments required under the operating leases are as follows:

Year Ending December 31	Payments

2008	$18,815
2009	18,815
2010	18,815
Total future lease payments	$56,445

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

15. SUBSEQUENT EVENT – REVERSE ACQUSITION

On or about December 31, 2007 (the "Effective Date"), the Company entered into a Stock Purchase Agreement with Songzai International Holding Group, Inc. (“Songzai”). Pursuant to the terms of the Agreement, Songzai acquired 90% of the registered capital, representing 90% of the outstanding equity interests, of each of Hongyuan and Shengyu from the selling shareholders for an aggregate purchase price of thirty million dollars (the "Cash Consideration") and 80,000,000 shares (pre-reverse stock split of Songzai effective on January 07, 2008) of the Company's common stock ("Stock Consideration"). The remaining 10% equity interest will be in trust by the selling shareholders of the Company for the benefit of Songzai.  The acquisition transaction will not be deemed closed until all the deliverables have been made. The transaction is completed and closed at April4, 2008.

As a result of the share exchange agreement, the Company’s shareholders will own 53% of the combined company.  For accounting purposes, the acquisition of the Company by Songzai will be accounted for as a reverse acquisition of Songzai by the Company.  The following unaudited pro forma consolidated results of continuing operations for the Company and Songzai for the years ended December 31, 2007 and 2006 presents the Company and Songzai’s operations as if the acquisitions occurred on January 1, 2007 and 2006, respectively.  The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

	For the years ended
	December 31, 2007	December 31, 2006
	(Unaudited)
	(In thousands)

Total Revenue	$46,931	$25,152
Net Income	$17,550	$7,937

The condensed unaudited balance sheet discloses the amount assigned to each major asset and liability caption of the acquired entity (Songzai) at December 31, 2007 was as follows (in thousands):

HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 and 2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,494
Other current assets	959
Total Current Assets	5,453

PROPERTY AND EQUIPMENT, NET	5,904

CONSTRUCTION IN PROGRESS	158

MINING RIGHTS - NONCURRENT	1,380

TOTAL ASSETS	$12,895

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$270
Unearned revenue	308
Other payables	515
Tax payable	192
Due to a stockholder	636
Total Current Liabilities	1,921

DEFERRED TAX LIABILITY	129

NET ASSETS ACQUIRED	$10,845